Exhibit 99.1

FOR IMMEDIATE RELEASE

XPAC Acquisition Corp. Announces Pricing of

$200,000,000 Initial Public Offering

NEW YORK, NY, July 29, 2021 — XPAC Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units will be listed on The Nasdaq Stock Market LLC (the “Nasdaq”) and trade under the ticker symbol “XPAXU” beginning July 30, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the Nasdaq under the symbols “XPAX” and “XPAXW,” respectively.

The Company is sponsored by XPAC Sponsor LLC, an affiliate of XP Inc. (NASDAQ: XP), a leading, technology-driven platform and trusted provider of financial products and services in Brazil. The Company, led by CEO and Chairman Chu Chiu Kong, CIO Guilherme Teixeira and CFO Fabio Kann, was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses located in Brazil that are preferably in, but not limited to, the healthcare, financial services, education, consumer goods and retail and technology sectors.

Citigroup is acting as sole book-running manager. XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A. is acting as financial advisor. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 1-800-831-9146.

Registration statements relating to the securities became effective on July 29, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

XPAC Corp. Acquisition

xpac@xpi.com.br